Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO: Market Central, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Market Central, Inc. for the year ended August 31, 2005 of our report dated October 4, 2005 dual dated November 7, 2005 and contained in the Registration Statement No. 333-111703 of Market Central, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Market Central, Inc. for the year ended August 31, 2005.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
November 10, 2005